EXHIBIT 99.1

PRESS RELEASE

CONTACTS:
Inhibitex, Inc.
Russell H. Plumb Chief Financial Officer (678) 746-1136 rplumb@inhibitex.com	Lilian Stern (Investors) Stern Investor Relations, Inc. (212) 362-1200 lilian@sternir.com	Kathryn Morris (Media) KMorrisPR (845) 635-9828 kathryn@kmorrispr.com

FOR IMMEDIATE RELEASE

INHIBITEX REPORTS FAVORABLE RESULTS FROM AUREXIS PHASE II TRIAL FOR THE TREATMENT OF STAPH
BLOODSTREAM INFECTIONS

Company Expects to Initiate Larger Follow-On Study Near Year End

ATLANTA, GA – May 9, 2005 — Inhibitex, Inc. (Nasdaq: INHX) today reported top-line findings from its Phase II clinical trial of Aurexis for the adjunctive treatment of serious, life threatening Staphylococcus aureus (S. aureus) bloodstream infections in combination with antibiotics. Favorable results were observed in the primary composite endpoint of mortality, relapse rate and infection-related complications, and a number of secondary endpoints, including the progression in the severity of sepsis and days in the intensive care unit (ICU). The study compared Aurexis plus antibiotic therapy to antibiotic therapy alone. Based on the results of this 60-patient trial, the Company intends to advance Aurexis into an appropriately powered, follow-on Phase II trial in this indication.

The patient group that also received Aurexis experienced a lower incidence of mortality or other severe complications, as measured by the primary endpoint. Four patients in the group that received antibiotics alone met the primary composite endpoint, compared with two in the group that also received Aurexis. More specifically, there were four deaths in the group that received antibiotics alone; in the group that also received Aurexis there was one death and one relapse of infection. The other primary objectives of the study were pharmacokinetics (PK) and safety. The PK profile indicated that the plasma levels of Aurexis were lower than those observed in healthy subjects in an earlier Phase I trial. Comparison of adverse events and laboratory values between the groups demonstrated that Aurexis was generally safe and well tolerated in this patient population. Two serious adverse events were considered possibly related to Aurexis by study investigators; however a review by an independent Data Safety Monitoring Board found no serious safety issues. Among the secondary endpoints, progression in severity of sepsis was observed in four patients in the group that received antibiotics alone and none in the group that also received Aurexis. Total hospital days were similar for both groups of patients; however of those patients admitted to the ICU, the median duration of stay in the ICU was seven days for patients who received antibiotics alone compared to three days for patients who also received Aurexis.

Although not prospectively described in the study endpoints, the Company also reported that of the patients who received antibiotics alone, nine experienced a candida infection, compared to three among those who also received Aurexis. In addition, fewer patients receiving Aurexis plus antibiotics were nasally colonized with S. aureus at the end of the study compared to patients who received antibiotics alone.

“New treatment options are critically needed to manage increasingly aggressive and drug-resistant staph infections. The data from this clinical trial show that additional studies of Aurexis as a potential treatment are warranted,” stated Dr. J. John Weems, an infection disease specialist at the Greenville Hospital System and principal investigator of the Phase II trial.

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“The results of this trial are highly encouraging to us and our clinical investigators on a number of fronts, and in our opinion, further validate the utility of our MSCRAMM protein platform in preventing and treating serious, life-threatening bacterial and fungal infections,” stated William D. Johnston, CEO and President of Inhibitex, Inc. “The trial accomplished its objective for us. The top-line data is positive and provides the information we need to move forward and design a larger, well-powered Phase II clinical trial for Aurexis in S. aureus bloodstream infections. We believe reducing mortality and the progression of sepsis in patients with these serious infections are meaningful clinical endpoints, and that decreasing the number of days these patients spend in the ICU can provide a significant pharmacoeconomic benefit to our hospitals and healthcare system. The lower rate of candida infections in patients that also received Aurexis in this trial is also of great interest to us, as we saw a similar trend in the prevention of candida infections in our Phase II trial of Veronate in very low birth weight neonates.”

About the Phase II Aurexis Trial

The trial was a randomized, placebo-controlled, double-blind study of 60 patients with documented S. aureus bloodstream infections. Patients were randomized to one of two arms; standard of care antibiotic therapy plus placebo or standard of care antibiotic therapy plus a single dose of Aurexis, a humanized monoclonal antibody. The primary endpoints included safety, pharmacokinetics and a composite endpoint of biological activity that included mortality, relapse rate and infection-related complications. Secondary endpoints of the trial included sepsis progression, health care utilization and the number of days patients had fever and whose blood cultures were positive. The patients were followed for 56 days. The trial was not powered to show statistically significant differences in the primary or secondary endpoints between the groups. The study was conducted at 12 leading infectious disease hospitals within the U.S.

Conference Call and Webcast Information

William D. Johnston, Ph.D., President and CEO, and other members of Inhibitex’s senior management team have scheduled a webcast and conference call to review the Company’s first quarter financial results tomorrow morning, May 10, 2005 at 8:30 a.m. Eastern Time. At that time, senior management will also discuss and answer questions related to the top line findings from its Phase II clinical trial of Aurexis as described above. To access the call, please dial 800-946-0742 (domestic) or 719-457-2650 (international) five minutes prior to the start time, and provide the pass code 8102407. A replay of the call will be available from 11:30 am EDT on May 10, 2005 until 11:59 pm EDT on May 17, 2005. To access the replay, please dial 888-203-1112 (domestic) or 719-457-0820 (international), and provide the pass code 8102407.

A live audio webcast of the call will also be available on the “Investors” section of the Company’s website, www.inhibitex.com. An archived webcast will be available on the Inhibitex website approximately two hours after the event for a period of thirty (30) days.

About Inhibitex

Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on the discovery, development and commercialization of antibody-based products for the prevention and treatment of serious, life-threatening infections. The Company currently has five drug development programs, all of which are based on its proprietary MSCRAMM protein platform technology. The Company’s most advanced product candidates are Veronate and Aurexis, both of which the Company has retained world-wide rights to. The Company’s three preclinical programs include a collaboration and joint development agreement with Dyax to develop fully human monoclonal antibodies against MSCRAMM proteins on enterococci and a partnership with Wyeth to develop staphylococcal vaccines. For additional information about the Company, please visit www.inhibitex.com.

Inhibitex®, MSCRAMM®, Veronate®, and Aurexis® are registered trademarks of Inhibitex, Inc.

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Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts included in this press release, including statements regarding: the potential for Aurexis to improve clinical outcomes when combined with antibiotic therapy; the utility of the Company’s MSCRAMM protein platform to prevent or treat serious, life threatening bacterial and fungal infections; the potential for Aurexis to prevent candida infections; the Company’s intention to proceed to a larger Phase II clinical trial of Aurexis in patients with S. aureus bloodstream infections; the timing, design and size of such a trial and the potential for Aurexis to decrease a patient’s length of stay in the intensive car unit and provide favorable pharmacoeconomics are forward-looking statements. These plans, intentions, expectations or estimates may not actually be achieved and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including risks related to: the length of time it takes the Company to perform a final evaluation of the Phase II Aurexis data; unknown findings that may arise in the Company’s final analysis; the length of time required, if ever, to obtain FDA or other regulatory approval to initiate future clinical trials in this indication; the cost and time to qualify and initiate clinical trial sites that will participate in any future trial; the use of third-party contract clinical research organizations, raw material suppliers and manufacturers, who may not fulfill their contractual obligations or otherwise perform satisfactorily in the future; maintaining sufficient quantities of clinical trial materials on hand to initiate or complete its clinical trials; obtaining, maintaining and protecting the intellectual property incorporated into its product candidates; the ability to obtain additional funding to support future clinical trials and business activities and other cautionary statements contained elsewhere herein, in its Annual Report on Form 10-K for the year ended December 31, 2004 and in risk factors described in or referred to in greater detail in the “Risk Factors” section of the Company’s prospectus, which forms part of its Registration Statement on Form S-1, which, as amended, was declared effective by the Securities and Exchange Commission or SEC on April 11, 2005. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company’s business, financial condition, results of operations, and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.

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1165 Sanctuary Parkway, Suite 400 ¨ Alpharetta, GA 30004 ¨ Tel: (678) 746-1100 ¨ Fax: (678) 746-1299